Exhibit 10(1)

Termination Agreement between ProGas Limited and Northeast Energy Associates, A Limited Partnership Dated as of July 11, 2003

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Agreement") is made as of this 11th day of July, 2003 (the "Effective Date") by and between PROGAS LIMITED, a Canada corporation ("ProGas"), and NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP, a Massachusetts limited partnership ("NEA") (each a "Party", and collectively the "Parties").

WITNESSETH:

WHEREAS, ProGas and NEA are parties to two contracts pursuant to which ProGas sells natural gas to NEA for consumption at NEA's 300 MW natural gas-fired electrical and steam generation facility located in Bellingham, Massachusetts (the "Facility");

WHEREAS, ProGas and NEA are parties a Gas Purchase Contract, dated as of May 12, 1988, as amended by an Amending Agreement, dated as of April 17, 1989, and by a Second Amending Agreement, dated as of June 23, 1989, and by an Amending Agreement, dated as of November 1, 1991, and by an Amending Agreement and a Letter Agreement, both dated as of July 30, 1993 (collectively, the "NEA Base Contract"), as further amended by an Amending Agreement dated as of March 1, 2003 (the "Amending Agreement") (the NEA Base Contract, as amended by the Amending Agreement, the "New Base Contract");

WHEREAS, ProGas and NEA are also parties to the NEA Supplementary Contract dated as of March 1, 2003 (the "Contract") which governs the purchase and sale of 13,399 MMBtus/day in accordance with the terms and conditions set forth in Appendix B to the Amending Agreement;

WHEREAS, the Parties desire to terminate the Contract prior to the expiration of the term thereof pursuant to the terms and conditions set forth herein;

WHEREAS, the Parties agree that NEA will pay to ProGas a Termination Payment (as hereinafter defined), payment of a portion of which shall be in cash and a portion of which shall be evidenced by the delivery to ProGas of one or two Termination Note(s) (as hereinafter defined) in consideration for ProGas' agreement to terminate the Contract, on a date selected by NEA;

WHEREAS, the Parties have entered into a Partial Termination Agreement, dated as of July 10, 2003 (the "Partial Termination Agreement"), pursuant to which the Parties have agreed to terminate their respective obligations to buy and sell a portion of the natural gas purchased and sold pursuant to the New Base Contract;

WHEREAS, pursuant to an agreement (the "Firm Service Agreement") with TCPL (as hereinafter defined), ProGas has obtained firm gas transportation service from TCPL for the natural gas to be supplied to NEA under the Contract, and will incur costs in connection with such gas transportation arrangements in the event that the Contract is terminated;

WHEREAS, pursuant to the ProGas/TransCanada NE Assignment Agreement dated on or about July 30, 1993, by and between ProGas and TCPL (the "Assignment Agreement"), ProGas collaterally assigned to TCPL certain payments due to ProGas from NEA under the Contract as security for payment of amounts due to TCPL under the Firm Service Agreement;

WHEREAS, pursuant to the Northeast Notice and Consent dated as of July 30, 1993, by and among ProGas, TCPL and NEA, NEA consented to such collateral assignment and other terms and conditions under the Assignment Agreement; and

WHEREAS, pursuant to Section 6.3 of the Assignment Agreement, ProGas may not terminate the Contract without the prior written consent of TCPL.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS; TERM; APPENDICES

In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Contract.

1.1 Defined Terms.

"Affected Producers" means the producers who have entered into long-term gas purchase agreements with ProGas and who are entitled to cast ballots approving or disapproving the pricing under the Replacement Resale Arrangement.

"Approvals" has the meaning set forth in Section 13(f).
"Assignment Agreement" has the meaning set forth in the Recitals.

"Bond Indentures" means, collectively, the Trust Indenture dated as of November 15, 1994 among ESI Tractebel Funding Corp. (as successor to IEC Funding Corp.), as Issuer, NEA, North Jersey Energy Associates, A Limited Partnership and State Street Bank and Trust Company, as Trustee, as amended to date, and the Indenture dated as of February 19, 1998 by and among ESI Tractebel Acquisition Corp., as Issuer, Northeast Energy, L.P. and State Street Bank and Trust, as Trustee and Collateral Agent, as amended to date, pursuant to which senior notes and subordinated bonds, respectively, were issued to finance, in part, the Facility, together with any successor loan and security documents resulting from a refinancing, defeasance or exchange of such senior notes or subordinated bonds.

"Business Day" means Monday through Friday, excluding any day on which banks in either Calgary, Alberta (Canada) or New York, New York (U.S.A.) are closed for business.
"Claims" has the meaning set forth in Section 4.1.
"Closing Date" has the meaning set forth in Section 3.1.
"Contract Termination Date" means the day following the Closing Date.
"Effective Date" has the meaning set forth in the Preamble hereto.
"Expiration Date" has the meaning set forth in Section 2.2.
"Facility" has the meaning set forth in the first Recital.
"Firm Service Agreement" has the meaning set forth in the Recitals.

"National Energy Board" means the National Energy Board, a Canadian governmental agency established by the National Energy Board Act, Chapter N-7 of the Consolidated Statutes of Canada, or any successor board, agency or governmental authority.

"Producer Approval" means a Finding of Producer Support (as defined in the Alberta Natural Gas Marketing Act) issued by the Alberta Petroleum Marketing Commission pursuant to the Alberta Natural Gas Marketing Act which evidences the consent of the Affected Producers to the pricing under the Replacement Resale Arrangement.

"Replacement Resale Arrangement" means the resale arrangement or arrangements entered into or to be entered into by ProGas to resell gas volumes that would otherwise have been sold or made available to NEA under the Contract absent the termination of the Contract pursuant to this Agreement.

"Required Ballots" has the meaning set forth in Section 2.3(b).
"Sale Month" has the meaning given to such term in the Contract.
"TCPL" means TransCanada PipeLines Limited, a Canada corporation and its successors and assigns.

"TCPL Consent" means the final and irrevocable consent of TCPL to the termination of the Contract required under the Assignment Agreement and obtained by ProGas pursuant to the terms hereof on terms and conditions reasonably acceptable to each of ProGas and NEA.

"Termination Note(s)" has the meaning set forth in Section 2.1(b).

"Termination Payment" means the amount of $US 24,000,000 which shall be payable to ProGas in accordance with Section 2.1(b) and Section 3.2(a) in consideration for the termination of the Contract on the Contract Termination Date.

2. TERMINATION; CONTRACT TERMINATION DATE; CONDITIONS PRECEDENT.
2.1 Termination of Contract.

(a) Subject to the terms and conditions set forth below and provided that the Closing Date occurs on or prior to the Expiration Date, the Parties agree to terminate the Contract, which shall have no further force and effect as of 9:59 a.m. (Eastern time) on the Contract Termination Date, and agree to execute and deliver on the Closing Date to each other a written acknowledgement of such termination; provided, however, the obligation of NEA to pay for natural gas delivered during the final two (2) Sale Months through and up to 9:59 a.m. on the Contract Termination Date or any other amounts for which ProGas has rendered an invoice in accordance with Section 4.3 of this Agreement and the terms of the Contract, but for which payment had not been received, shall survive the termination of the Contract.

(b) In consideration for the termination of the Contract on the Contract Termination Date, NEA shall pay or provide for the payment to ProGas of the Termination Payment as follows: NEA shall (i) pay to ProGas (or its designee pursuant to Section 3.2(b)) on the Closing Date US$12,000,00.00 in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 3.2(a) and (ii) as evidence of NEA's obligation to pay or cause to be paid the balance of the Termination Payment to ProGas, NEA shall deliver to ProGas (or its designee pursuant to Section 3.2(b)) on the Closing Date a promissory note or notes in an aggregate amount of US$12,000,00.00 bearing interest at an interest rate of 6% per annum (compounded monthly) substantially in the form set forth as Annex A hereto (the "Termination Note(s)"). At NEA's election, the Termination Note(s) may be delivered in the form of (1) a single promissory note payable by NEA or (2) two promissory notes of equal amounts made by the parent companies of Northeast Energy, LP, which owns, directly or indirectly 100% of the partnership interests in NEA, with the first of such promissory notes payable by Tractebel Power, Inc. and the second of such promissory notes payable by FPL Energy LLC; provided, however, in the event NEA elects to deliver promissory notes payable by Tractebel Power, Inc. and FPL Energy LLC, NEA shall, upon ProGas' request, enter into and/or cause Tractebel Power, Inc. and FPL Energy LLC to enter into a set-off agreement(s) with ProGas that permits ProGas to set off against any liability of ProGas to pay the ProGas Partial Termination Payment under that Partial Termination Agreement of even date herewith between the Parties hereto, the amounts owing under the Termination Note(s) and otherwise on terms and conditions reasonably acceptable to ProGas which agreement(s) shall be delivered concurrently with the delivery of the promissory notes. For clarity, delivery of the Termination Note(s) shall not constitute payment of that portion of the Termination Payment not paid in cash by wire transfer on the Closing Date until such time as the Termination Notes have been paid or discharged in full. NEA's obligation to pay the Termination Payment shall not be satisfied until (i) ProGas has received the $US 12,000,000 cash as contemplated above, and (ii) the payment and discharge of the Termination Note(s) in accordance with Section 2.1(c) has occurred. Notwithstanding the foregoing, NEA may at any time elect to (i) on the Closing Date, pay the entire amount of the Termination Payment in cash by wire transfer in accordance with section 3.2(a) or (ii) after the Closing Date cause the Termination Notes to be cancelled and the set-off agreement(s) to be terminated simultaneous with the payment in cash by wire transfer in accordance with Section 3.2(a) of an amount equal to the principal and accrued interest on the Termination Note(s).

(c) The principal amount of the Termination Note(s), plus accrued interest, shall be immediately due and payable by NEA, or the maker of the Termination Note(s) on the "Termination Note Payment Date" and NEA shall pay to ProGas, or cause the maker of the Termination Note(s) to pay to ProGas, such amounts on the Termination Note Payment Date, in immediately available funds payable by wire transfer in accordance with the wire transfer instructions set forth in Section 3.2(a). The "Termination Note Payment Date" shall be the later of January 2, 2004 and:

(x) if the Partial Termination Agreement expires, or is terminated, for any reason, prior to the consummation of the transactions contemplated under the Partial Termination Agreement, the date of such expiration or termination; and

(y) the Closing Date under the Partial Termination Agreement;
provided, however, that if the Partial Termination Agreement has not expired, terminated or closed by May 1, 2004, then the Termination Note Payment Date shall be May 1, 2004.

2.2 Termination of Agreement. This Agreement shall be effective as of the Effective Date. If the Contract Termination Date does not occur on or prior to August 31, 2003 (or such later date as extended by mutual written agreement of the Parties and/or pursuant to Section 2.3(c)) (the "Expiration Date"), this Agreement shall terminate effective 12:01 a.m. Eastern time on the date following the Expiration Date and the Contract shall continue unamended and unaffected by virtue of this Agreement provided, however, such termination shall not release ProGas from Claims by NEA that ProGas did not use commercially reasonable efforts in connection with its obligations under Sections 2.3.

2.3 ProGas Covenants Pending Closing.
(a) Beginning on the Effective Date, ProGas shall use commercially reasonable efforts to obtain, at its sole cost and expense, as promptly as practicable:
(i) the TCPL Consent and
(ii) the Producer Approval.

(b) ProGas shall promptly and with due diligence following the Effective Date solicit in writing the consent of the Affected Producers to the pricing under the Replacement Resale Arrangement, and shall, provided it receives the requisite number of ballots and requisite support, from such Affected Producers (the "Required Ballots"), petition the Alberta Petroleum Marketing Commission to issue, on a expedited basis, a Finding of Producer Support (as defined in the Natural Gas Marketing Act). ProGas shall provide NEA with periodic status reports as to its undertaking with respect to the TCPL Consent, the Required Ballots, and the Producer Approval, and shall provide NEA with written notice within three (3) Business Days of receipt of each of the TCPL Consent and the Producer Approval, provided however if ProGas notifies NEA in writing that ProGas has solicited the Affected Producers in writing but has determined that it has not received the Required Ballots and that Producer Approval cannot be obtained, then ProGas shall be released from its obligations under this Section 2.3(b) and shall have no liability for failure to obtain the Producer Approval.

(c) If ProGas has not obtained the Producer Approval within thirty (30) days of the Effective Date, it shall so notify NEA in writing of such fact, together with its best estimate of whether, and if applicable the date by which, it expects Producer Approval to be obtained, and NEA shall have the right to terminate this Agreement within two (2) Business Days of such notice by delivering a written notice of termination of this Agreement to ProGas; provided however, if ProGas (i) sets forth in such notice a statement that it reasonably believes that the Producer Approval will be obtained within 45 days of the Effective Date, (ii) provides a reasonable basis for such assertion in such notice, (iii) has obtained the Required Ballots within such thirty-day period and (iv) represents that such Required Ballots are sufficient in ProGas' reasonable judgment to require the Alberta Petroleum Marketing Commission to issue a Finding of Producer Support, then ProGas shall have an additional 15 days to obtain such approval, in which case the August 31, 2003 date set forth in Section 3.1 and the Expiration Date shall each be extended day-for-day for each day that the 30-day period above is extended pursuant to this Section (but in no event beyond forty-five days from the Effective Date). If ProGas has not obtained the Producer Approval within forty-five (45) days of the Effective Date, it shall notify NEA in writing of such fact, and NEA shall have the right to terminate this Agreement within two (2) Business Days of such notice by delivering a written notice of termination of this Agreement to ProGas, unless in such notice ProGas irrevocably waives the condition precedent set forth in Section 2.4(d) in which case NEA shall not have the right to terminate this Agreement pursuant to this Section 2.3(c). For the avoidance of doubt, if ProGas waives the condition precedent set forth in Section 2.4(d) in accordance with this section, and subsequent thereto, the Alberta Petroleum Marketing Commission fails to issue, refuses to issue or rescinds the issuance of a Finding of Producer Support, ProGas shall not be relieved from its obligation to consummate the transactions contemplated herein and shall bear all risk and costs associated therewith.

(d) If NEA terminates this Agreement by delivery of a termination notice in accordance with Section 2.3(c), this Agreement shall terminate as of the date of such notice and be of no further force and effect, unamended and unaffected by the Agreement. In the event of such termination, the Contract shall continue in full force and effect; provided, however, such termination shall not release ProGas from any Claims by NEA that ProGas did not use commercially reasonable efforts in connection with its obligations under Sections 2.3.

(e) ProGas covenants and agrees that once any of the TCPL Consent, the Required Ballots or the Producer Approval is obtained, ProGas shall not take or consent to the taking of any action to rescind, cancel or abrogate the effectiveness or finality of the TCPL Consent, the Required Ballots or the Producer Approval.

2.4 Conditions Precedent to Obligations of ProGas. ProGas' obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Closing Date of the following conditions (any of which ProGas may waive):

(a) Representations and Warranties. All of the representations and warranties of NEA in Section 14 shall be true and correct in all respects as though made on and as of the Closing Date (unless the incorrectness of such representations and warranties does not have a material adverse effect on the rights of ProGas), and NEA shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. NEA shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Closing Date, unless the non-performance of such agreements and covenants does not have a material adverse effect on the rights of ProGas hereunder.

(b) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the consummation of the closing on the Closing Date or the termination of the Contract on the Contract Termination Date.

(c) TCPL Consent. The TCPL Consent shall have been obtained and remain in full force and effect.
(d) Producer Approval. ProGas shall have obtained the Producer Approval.

(e) Termination Payment. NEA shall have paid to ProGas the amount of $US 12,000,000 cash and as evidence of the indebtedness of NEA to ProGas for the remaining $US 12,000,000 owing to ProGas, NEA shall have delivered the Termination Note(s) and set-off agreements, if applicable, to ProGas all as in accordance with Sections 2.1(b) and 3.2.

(f) Termination Acknowledgement. NEA shall have executed and delivered to ProGas the termination acknowledgement contemplated in Section 2.1(a).

2.5 Conditions Precedent to Obligations of NEA. NEA's obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Closing Date of the following conditions (any of which NEA may waive):

(a) Representations and Warranties. All of the representations and warranties of ProGas in Section 13 shall be true and correct in all respects as though made on and as of the Closing Date (unless the incorrectness of such representations and warranties does not have a material adverse effect on the rights of NEA), and ProGas shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. ProGas shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Closing Date, unless the non-performance of such agreements and covenants does not have a material adverse effect on the rights of NEA hereunder.

(b) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the consummation of the closing on the Closing Date or the termination of the Contract on the Contract Termination Date.

(c) TCPL Consent. The TCPL Consent shall have been obtained.
(d) Producer Approval. The Producer Approval shall have been obtained (except to the extent waived by ProGas pursuant to Section 2.3(c)).
(e) Termination Acknowledgement. ProGas shall have executed and delivered to NEA the termination acknowledgement contemplated in Section 2.1(a).

2.6 Condition Subsequent. Upon payment in full to ProGas of the Termination Payment (whether paid in cash or by wire transfer and/or upon payment in full of the Termination Notes, if any), NEA shall execute and deliver to ProGas the release contemplated in Section 4.1, and ProGas shall execute and deliver to NEA the release contemplated in Section 4.2.

3. TERMINATION ELECTION DATE; CALCULATION OF TERMINATION PAYMENT; TERMINATION PAYMENT DATE.
3.1 Termination Election Date, Closing Date, and Termination Payment Calculation Date.

(a) Following notice from ProGas of their receipt of the TCPL Consent and the Producer Approval described in Section 2.3 and prior to the date that is five (5) Business Days prior to August 31, 2003 (as such date may be extended by written agreement of the Parties and/or pursuant to Section 2.3(c)), NEA shall deliver to ProGas a written notice in accordance with Section 5 containing (i) the date of such notice (the "Termination Election Date"), which date shall be within a commercially reasonable period of time following the above-referenced notice by ProGas, taking into account the timing of the execution and implementation of replacement gas contracts by NEA and other commercial and operational considerations of NEA, and (ii) NEA's elected date for the payment to ProGas of the Termination Payment, which date (the "Closing Date") shall be at least two (2) Business Days but no more than five (5) Business Days following the Termination Election Date. On the Closing Date, NEA shall pay to ProGas the Termination Payment in accordance with Sections 2.1(b) and 3.2.

3.2 Payment of Termination Payment.

(a) Termination Payment and Payment for Gas Deliveries. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.4 or Section 2.5 hereof (as applicable), NEA shall pay to ProGas $US 12,000,000 in immediately available funds, by wire transfer to ProGas as provided for below and as evidence of the indebtedness of NEA to ProGas for the balance of the Termination Payment NEA shall deliver to ProGas the Termination Note(s) (or to its designee pursuant to Section 3.2(b)). Wire transfer payments to ProGas shall be made as follows:

Pay Through:	Bank of America N.T. and S. A. ABA 026009593 Account Number 6550826336
For transfer to:	Toronto Dominion Bank, Transit 80609 FCT ProGas USA, Inc.
Favor:	806090805 7316583 ProGas Limited BP Center 11th Floor 240 4th Avenue S.W. Calgary, Alberta T2P2H8

or to such other banking institution designated in writing by ProGas at least two Business Days prior to the Closing Date. Such funds shall be timely wired so as to be received and confirmed on or before the close of business on the Closing Date of the receiving banking institution designated by ProGas in accordance with the previous sentence. For clarity, delivery of the Termination Note(s) shall not constitute payment of that portion of the Termination Payment not paid in cash by wire transfer on the Closing Date until such time as the Termination Notes have been paid or discharged in full. NEA's obligation to pay the Termination Payment shall not be satisfied until the payment and discharge of the Termination Note(s) in accordance with Section 2.1(c) has occurred.

(b) The Parties acknowledge that ProGas may assign to an affiliate or third-party some or all of its rights under the Firm Service Agreement that are associated with the gas volumes under the Contract that will no longer be delivered to NEA following the Contract Termination Date, and that, in connection with such assignment, ProGas may desire to have the Termination Note made payable to and delivered to such transferee or to have all or a portion of the cash portion of the Termination Payment paid directly to such transferee. Accordingly, if ProGas delivers written notice to NEA at least two Business Days prior to the Closing Date stating the name of such designee, the wire transfer information for such designee, whether the Termination Note should be made payable to such designee, the amount of the Termination Payment to be paid to such designee, and a statement to the effect that ProGas authorizes NEA to pay such moneys directly to such designee in lieu of paying them to ProGas directly, NEA agrees to, to the extent indicated in ProGas' written notice, deliver the Termination Note payable to ProGas' designee and to pay by wire transfer all or part of the cash portion of the Termination Payment to ProGas' designee.

4. MUTUAL RELEASES.

4.1 Upon payment in full of the Termination Payment (whether paid in cash or by wire transfer and/or upon payment in full of the Termination Notes, if any) by or on behalf of NEA to ProGas, and receipt thereof by ProGas, NEA shall execute and deliver to ProGas a release, effective as of the date that the Termination Payment has been paid in full, on behalf of itself and any and all of its predecessors and successors in interest to the Contract and the mutual rights and obligations thereunder or contemplated therein, releasing and forever discharging ProGas and any and all of its present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, stockholders, partners, members, affiliates, predecessors, legal representatives, successors and assigns (a) from any and all claims, actions, complaints, causes of action, judgments, liabilities, obligations, damages, debts, demands or suits (collectively, "Claims"), at law or in equity, known or unknown, that NEA ever had, now has or hereafter can, shall or may have against ProGas arising out of or in connection with the execution, performance or nonperformance of the Contract and (b) from any and all Claims based on tort theories, at law or in equity, known or unknown, that NEA ever had, now has or hereafter can, shall or may have against ProGas arising out of or in connection with any business or activities of ProGas relating to the Contract.

4.2 Upon payment in full of the Termination Payment (whether paid in cash or by wire transfer and/or upon payment in full of the Termination Notes, if any) by or on behalf of NEA to ProGas and receipt thereof by ProGas, ProGas shall execute and deliver to NEA a release, effective as of the date that the Termination Payment has been paid in full, on behalf of itself and any and all of its predecessors and successors in interest to the Contract and the mutual rights and obligations thereunder or contemplated therein, releasing and forever discharging NEA and any and all of its present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, stockholders, partners, members, affiliates, predecessors, legal representatives, successors and assigns (a) from any and all Claims, at law or in equity, known or unknown, that ProGas ever had, now has or hereafter can, shall or may have against NEA arising out of or in connection with the execution, performance or nonperformance of the Contract and (b) from any and all Claims based on tort theories, at law or in equity, known or unknown, that ProGas ever had, now has or hereafter can, shall or may have against NEA arising out of or in connection with any business or activities of NEA relating to the Contract.

4.3 The Parties acknowledge and agree that ProGas shall have the right to sell and deliver, and NEA the obligation to receive and purchase, gas under the Contract through 9:59 a.m. (Eastern time) on the Contract Termination Date. In the event that the releases contemplated under Sections 4.1 and 4.2 are executed and delivered prior to the Contract Termination Date, the Parties hereby acknowledge and agree that such releases shall not release ProGas from its obligation to deliver gas through 9:59 a.m. (Eastern Time) on the Contract Termination Date, nor release NEA from its obligation to pay for such gas, or to pay for any other gas that has been delivered in accordance with the terms of the Contract but for which invoices have not been rendered and paid, or for which invoices have been rendered but payment not yet received, pursuant to the terms of the Contract, so long as ProGas renders a final invoice for such gas within ten (10) days after the Closing Date and otherwise pursuant to the terms of the Contract. NEA shall pay such invoice within ten (10) days of receipt thereof in accordance with Section 8.01 of the Contract.

5. NOTICES.

Any notice from one Party to the other shall be given in writing and shall be deemed to be given (1) as of the date transmitted by facsimile and received in full prior to the close of normal business hours of the recipient, (2) the day after the date sent by overnight courier or other means of next day personal delivery, or (3) the date of delivery by hand. For the purposes of this Section 5, such notices shall be mailed to the following respective addresses or the following respective facsimile numbers or to such others as may be hereafter designated by either Party:

If to NEA:

Northeast Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
FPL Energy, LLC
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Nathan E. Hanson, Business Manager
Phone: 561-304-5121
Facsimile: 561-304-5161

If to ProGas: ProGas Limited 1100, 240 4th Avenue S.W. Calgary, Alberta Canada T2P 2H8 Attention: Shonda Day, Director of Marketing Telephone: (403) 233-1310 Facsimile: (403) 233-5655
6. INTEGRATION AND FURTHER ASSURANCES.

Provided the Closing Date occurs, this Agreement and any amendments hereto prior to the Expiration Date and all releases, acknowledgments, documents and agreements collateral hereto contain the entire agreement and understanding between the Parties, their agents, employees and affiliates as to the subject matter contained herein and therein and supersede all prior agreements and understandings relating to the subject matter hereof. At any time and from time to time, upon the reasonable request of a Party, the other Party shall promptly execute and deliver any and all further instruments and documents and take such further action as the requesting Party may request in order to fully perform and carry out the terms of this Agreement.

7. NON-WAIVER.

No failure by either Party or any of its agents to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, and, in addition, no provision of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

8. ASSIGNMENT OR TRANSFER OF INTEREST.

This Agreement shall be binding upon and inure to the benefit of the respective heirs, administrators, representatives, executors, successors and permitted assigns of the Parties hereto; provided, however, that neither Party may assign, sell, transfer or in any other way convey its or his rights, duties or obligations under this Agreement, either in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

9. NO THIRD PARTY BENEFICIARIES.

The Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

10. EFFECT OF SECTION HEADINGS.
Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.
11. GOVERNING LAW.

This Agreement shall be interpreted, governed and construed under the laws of the Province of Alberta, Canada (without giving effect to its conflict of laws provisions which could apply the law of another jurisdiction). All disputes arising between the Parties concerning the construction or enforcement of this Agreement that the Parties are unable to settle between themselves shall be submitted to a trial by judge. The Parties hereby waive any rights to a trial by jury. All proceedings shall be held in Alberta. The Parties hereby consent to jurisdiction in Alberta and agree that Alberta is a convenient venue for any proceedings between the Parties.

12. SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

13. REPRESENTATIONS AND WARRANTIES OF PROGAS.
ProGas makes no representations and warranties except as expressly stated herein. ProGas represents and warrants to NEA as of the date hereof as follows:

(a) ProGas is a corporation duly organized, validly existing and in good standing under the laws of Canada and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by ProGas of its obligations under this Agreement. ProGas has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by ProGas of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action of ProGas. This Agreement has been duly and validly executed and delivered by ProGas and constitutes its valid legal and binding obligation, enforceable against ProGas in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by ProGas, the fulfillment of and the compliance by ProGas with this Agreement, and the consummation by ProGas of the transactions described herein, do not and will not (i) violate or conflict with any provisions of ProGas' Articles of Incorporation, Bylaws, or any other governing documents, (ii) violate, conflict with or result in the breach or termination of any agreement or instrument to which ProGas is a party or is bound by and which could have an adverse effect on the consummation or performance or consummation and performance by ProGas of the transactions contemplated by this Agreement, provided that the TCPL Consent is obtained and remains in full force and effect, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds ProGas or any of its assets.

(c) (i) ProGas has good, valid and marketable title to the Contract and (ii) except pursuant to the Assignment Agreement, ProGas has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against ProGas or, to the best of ProGas' knowledge, threatened against or involving ProGas, its property, the Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by ProGas of the transactions contemplated by this Agreement, including without limitation the termination of the Contract. No governmental agency or authority has at any time given notice of intention to commence or, to the best of ProGas' knowledge, commenced any investigation relating to the legal right of ProGas to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by ProGas of the transactions contemplated by this Agreement, including without limitation the termination of the Contract.

(e) Prior to the date hereof, the Contract has not been amended other than as set forth in the Recitals hereto and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against ProGas. ProGas has complied in all material respect with the Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Contract by ProGas.

(f) Except for the TCPL Consent and the Producer Approval, which ProGas will endeavor to obtain as provided in Section 2.3, ProGas has obtained all permits, licenses, approvals, consents and exemptions (collectively, "Approvals") required for ProGas to perform its obligations under this Agreement and to terminate the Contract, required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all parties entitled to appeal has been irrevocably waived, (ii) ProGas has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) ProGas is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

(g) No finder, broker or agent has been employed, appointed or authorized to act on ProGas' behalf in connection with the transactions contemplated by this Agreement.
14. REPRESENTATIONS AND WARRANTIES OF NEA.
NEA makes no representations and warranties except as expressly stated herein. NEA represents and warrants to ProGas as of the date hereof as follows:

(a) NEA is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by NEA of its obligations under this Agreement. NEA has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and the performance by NEA of its obligations under this Agreement have been duly and validly authorized by all necessary limited partnership action of NEA. This Agreement has been duly and validly executed and delivered by NEA and constitutes its valid and binding obligation, enforceable against NEA in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by NEA, the fulfillment of and the compliance by NEA with the respective terms and provisions of this Agreement, and the consummation by NEA of the transactions described herein do not and will not (i) violate or conflict with any provisions of NEA's limited partnership agreement or other governing documents, (ii) provided that the TCPL Consent is obtained and remains in full force and effect, violate, conflict with or result in the breach or termination of any agreement or instrument to which NEA is a party or is bound by and which could have an adverse effect on the consummation or performance, or consummation and performance, by NEA of the transactions contemplated by this Agreement, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds NEA or any of its assets.

(c) (i) NEA has good, valid and marketable title to the Contract and (ii) except as contemplated in the Contract, or the Bond Indentures, NEA has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against NEA or, to the best of NEA's knowledge, threatened against or involving NEA, its property, the Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by NEA of the transactions contemplated by this Agreement, including without limitation the termination of the Contract. No governmental agency or authority has at any time given notice of intention to commence or, to the best of NEA's knowledge, commenced any investigation relating to the legal right of NEA to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by NEA of the transactions contemplated by this Agreement, including without limitation the termination of the Contract.

(e) Prior to the date hereof the Contract has not been amended other than as set forth in the recitals hereto and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against NEA. NEA has complied in all material respects with the Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Contract by NEA.

(f) No finder, broker or agent has been employed, appointed or authorized to act on NEA's behalf in connection with the transactions contemplated by this Agreement.

(g) NEA has obtained all Approvals required for NEA to perform its obligations under this Agreement and to terminate the Contract required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all Parties entitled to appeal has been irrevocably waived, (ii) NEA has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) NEA is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

15. COUNTERPART EXECUTION.

This Agreement may be executed in counterpart, no one copy of which need be executed by both NEA and ProGas. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by NEA and ProGas.

16. CONTRACT VALIDITY.

Neither Party shall initiate or assert in any regulatory, judicial, arbitral or administrative proceeding that (1) it has been damaged due to the termination of the Contract as of the Contract Termination Date or (2) it acted imprudently in its agreement to terminate the Contract.

17. INDEMNITY.

(a) Each Party shall be liable to and shall defend, indemnify and hold harmless the other Party and its and their respective directors, officers, members, partners, shareholders, employees, managers, agents, trustees, beneficiaries, representatives, lenders, affiliates, successors and permitted assigns (each an "Indemnified Person") for, from and against any and all claims, liabilities, obligations, actions, demands, judgments, losses, costs, expenses (including reasonable legal fees on a solicitor and own client basis incurred in connection therewith), suits, proceedings and damages (but expressly excluding consequential, indirect, exemplary, special, incidental, economic or punitive losses, damages or claims including, without limitation, losses of profit) asserted against or suffered or incurred by any Indemnified Person in connection with breach of this Agreement by the indemnifying Party; provided, however, that in the event any Claim results from the joint or concurrent negligence or willful misconduct of, or breaches of this Agreement by, both Parties, each Party shall be liable under this indemnification provision in proportion to its relative degree of fault.

(b) In the event that a Party is obligated to indemnify and hold harmless any Indemnified Person pursuant to this Section 17, the amount owing to the Indemnified Person shall be the amount of such Indemnified Person's actual, reasonable, documented out-of-pocket costs, net of any insurance or other recovery actually received by the Indemnified Person.

18. AMENDMENT.
This Agreement may be amended, modified or supplemented only by written agreement signed by both Parties.
IN WITNESS WHEREOF, the undersigned have consented and caused this Agreement to be executed as of the date first indicated above.

NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By: Northeast Energy, LP Its General Partner
By: ESI Northeast Energy GP, Inc. Its Administrative General Partner
By:	MICHAEL LEIGHTON

Name: Michael Leighton Title: Vice President
PROGAS LIMITED
By:	LEE LUNDE

Lee Lunde President
By:	DELWYN ROBOSTAN

Delwyn Robostan Director of Marketing

Annex A FORM OF PROMISSORY NOTE
____________________, 2003

FOR VALUE RECEIVED, the undersigned, _______________________________________, a __________________________________ (the "Maker"), unconditionally promises to pay to the order of PROGAS LIMITED, a Canada corporation (the "Payee"), on the Termination Note Payment Date, as such term is defined in that certain Termination Agreement dated as of ___________, 2003 between the Payee and Northeast Energy Associates, a Limited Partnership, (the "Termination Agreement") in the lawful money of the United States of America the principal sum of $_________________, together with interest on the unpaid principal balance outstanding from time to time, in accordance with the terms set forth in this Promissory Note ("Promissory Note").

The aggregate unpaid principal amount of this Promissory Note from time to time outstanding shall bear interest at the rate of 6% per annum (compounded monthly), with interest on overdue interest and principal, before and after maturity, from the date hereof until this Promissory Note is paid in full.

To the extent permitted by applicable law, the covenant of the Maker to pay interest at the rate provided herein shall not merge in any judgment relating to any obligation of the Maker to the Payee and the provisions of the Interest Act (Canada) and the Judgment Interest Act (Alberta) are hereby waived by the Maker and the Payee.

Maker waives all requirements of notice, presentment or demand and no failure on the part of Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

All payments of principal and interest under this Promissory Note shall be made by the Maker in immediately available funds, payable by wire transfer to Payee in accordance with the wire transfer instructions set forth in Section 3.2(a) of the Termination Agreement, or to such other banking institution designated in writing by Payee. If any deduction or withholding for any present or future taxes (other than income taxes of the Payee), assessments or other governmental charges of the country (or any political subdivision or taxing authority thereof or therein) in which the Maker is incorporated, shall at any time be required by such country (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Maker of principal of or interest under this Promissory Note, then the Maker will pay to the Payee such additional amounts as may be necessary in order that the net amounts paid to such Payee, who, with respect to any such tax, assessment or other governmental charge, is not resident in such country, after such deduction or withholding, shall be not less than the amounts specified in this Promissory Note to which Payee is entitled.

This Promissory Note is not a negotiable instrument and shall not be assignable under any circumstances. Any purported assignment of this Promissory Note shall be void ab initio.

This Promissory Note shall inure to the benefit of and be enforceable by Payee and Payee's successors and assigns and shall be binding and enforceable against Maker and Maker's successors and assigns. Maker shall not assign its obligations under this Promissory Note without the written consent of Payee.

Maker represents and warrants (i) that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power to execute, deliver and perform this Promissory Note; (ii) that the execution, delivery and performance of this Promissory Note have been and remain duly authorized by all necessary corporate action and do not contravene the Maker's constitutional documents or any contractual restriction binding on the Maker or its assets; and (iii) that this Promissory Note constitutes the legal, valid and binding obligation of the Maker enforceable against Maker in accordance with its terms.

This Promissory Note shall be interpreted, governed and construed under the laws of the Province of Alberta, Canada (without giving effect to its conflict of laws provisions which could apply the law of another jurisdiction). All disputes arising between the Parties concerning the construction or enforcement of this Promissory Note shall be heard by the courts of Alberta and the parties hereby consent to the jurisdiction in Alberta and agree that Alberta is a convenient venue for any proceedings between the Parties.

[Name of Maker]
By:

Name:

Title: